Exhibit 99.1

Antero Midstream Reports Second Quarter 2016 Financial Results

Denver, Colorado, August 2, 2016—Antero Midstream Partners LP (NYSE: AM) (“Antero Midstream” or the “Partnership”) today released its second quarter 2016 financial results.  The relevant condensed combined consolidated financial statements are included in Antero Midstream’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which has been filed with the Securities and Exchange Commission.

Highlights Include:

•                  Net income of $50 million, or $0.27 per unit, representing a per unit increase of 108% compared to the prior year quarter

•                  Adjusted EBITDA of $88 million, a 36% increase compared to the prior year quarter

•                  Net cash provided by operating activities was $86 million and distributable cash flow was $78 million, resulting in DCF coverage of 1.7x

•                  Declared a cash distribution of $0.25 per unit for the second quarter of 2016, a 32% increase compared to the prior year quarter and a 6% increase sequentially

•                  Exercised option to acquire a 15% equity interest in the Stonewall Gathering Pipeline for $45 million

•                  Increased acreage dedication from Antero Resources by approximately 20%, pro forma for Antero Resources’ recently announced Marcellus core acreage acquisition which is expected to close in the third quarter of 2016

Recent Developments

Distribution for the Second Quarter of 2016

The Board of Directors of Antero Resources Midstream Management LLC, the general partner of the Partnership, declared a cash distribution of $0.25 per unit ($1.00 per unit annualized) for the second quarter of 2016. The distribution represents a 32% increase compared to the prior year quarter and a 6% increase sequentially.  The distribution is the Partnership’s sixth consecutive quarterly distribution increase since its initial public offering in November 2014 and will be payable on August 24, 2016 to unitholders of record as of August 10, 2016.

Exercise of Option to Acquire Stonewall Gathering Pipeline

On May 26, 2016, Antero Midstream exercised its option to acquire a 15% non-operated equity interest in the Stonewall Gathering Pipeline for $45 million. The 1.4 Bcf/d pipeline was placed into service on November 30, 2015 and is currently gathering approximately 1.0 Bcf/d.  Antero Resources is an anchor shipper on the Stonewall Gathering Pipeline, with a minimum volume commitment of 900 MMcf/d.  The pipeline connects Antero Resources’ Marcellus production with an interconnect that feeds a firm sales agreement as well as additional firm transportation to current favorably priced markets.  The transaction was financed with borrowings on Antero Midstream’s revolving credit facility and had an effective date of May 26, 2016.

Second Quarter 2016 Financial Results

Antero Midstream’s acquisition of Antero Resources’ integrated water business in 2015 was accounted for as a transfer of entities under common control.  As a result, the Partnership recast its condensed combined consolidated financial statements to retrospectively reflect the integrated water business as if the assets and liabilities were owned for all past periods presented.  Beginning in the third quarter of 2015, and as a result of the acquisition, Antero Midstream began reporting its results through two business segments, Gathering and Compression and Water Handling and Treatment.  To facilitate year over year comparison and discussion, the second quarter 2016 and second quarter 2015 results discussed below include both the Gathering and Compression and Water Handling and Treatment segment operations.

The term “Adjusted EBITDA” discussed below reflects the Gathering and Compression and Water Handling and Treatment segments on a recast combined basis, while the term “Adjusted EBITDA attributable to the Partnership” reflects contribution from the Water Handling and Treatment segments only after the third quarter of 2015 based on the actual timing of the acquired assets.  For a reconciliation of net income to Adjusted EBITDA, please read “Non-GAAP Financial Measures”.

Low pressure gathering volumes for the second quarter of 2016 averaged 1,353 MMcf/d, a 40% increase from the second quarter of 2015 and a 4% increase sequentially.  High pressure gathering volumes for the second quarter of 2016 averaged 1,253 MMcf/d, a 5% increase from the second quarter of 2015 and a 3% increase sequentially.  Compression volumes for the second quarter of 2016 averaged 658 MMcf/d, a 45% increase from the second quarter of 2015 and a 9% increase sequentially.  The increase in gathering and compression volumes was due to production growth from Antero Resources in Antero Midstream’s area of dedication.  Condensate gathering volumes averaged 1,983 Bbl/d during the quarter, a 34% decrease compared to the prior year quarter and a 33% decrease sequentially. The sequential decrease in condensate gathering volumes was driven by Antero shifting Ohio Utica Shale development from its Highly-Rich Gas/Condensate area to higher rate of return drilling in the Highly-Rich Gas area, as well as the shifting of Antero Resources’ development program to the Marcellus Shale from the Utica Shale, due to the firm transportation constraints to favorable markets in the Utica Shale.  Fresh water delivery volumes averaged 105,379 Bbl/d during the quarter, an 11% increase compared to the prior year quarter and an 8% increase sequentially.  The increase in volumes was driven by accelerated Marcellus completions and an increase in the average water used per foot in completions to 41 barrels, a 25% increase as compared to 2015 and 11% increase compared to the first quarter of 2016.

	Three Months Ended June 30,		%
	2015	2016	Change
Average Daily Throughput:
Low Pressure Gathering (MMcf/d)	965	1,353	40%
Compression (MMcf/d)	454	658	45%
High Pressure Gathering (MMcf/d)	1,197	1,253	5%
Condensate Gathering (Bbl/d)	2,989	1,983	(34)%

Average Daily Volumes:
Fresh Water Delivery (Bbl/d)	95,228	105,379	11%

For the three months ended June 30, 2016, the Partnership reported revenues of $137 million, comprised of $72 million in revenues from the Gathering and Compression segment and $65 million in revenues from the Water Handling and Treatment segment. Revenues increased 55% compared to the prior year quarter, primarily driven by the startup of produced water handling and high rate transfer services in the first quarter of 2016. Water Handling and Treatment segment revenues include $30 million from produced water handling and high rate water transfer services provided to Antero Resources billed at cost plus 3%.

Direct operating expenses for the Gathering and Compression and Water Handling and Treatment segments were $8 million and $35 million, respectively, for a total of $43 million. Water Handling and Treatment direct operating expenses include $29 million from produced water handling and high rate water transfer services. Direct operating expenses increased 138% year over year, driven primarily by the inclusion of produced water handling and high rate water transfer services, as well as the expansion of the Partnership’s gathering and compression and fresh water delivery assets to support the production growth of Antero Resources.  General and administrative expenses were $7 million during the second quarter of 2016, an increase of 17% compared to the second quarter of 2015. Total cash and non-cash operating expenses were $84 million, including $24 million of depreciation, $7 million of equity-based compensation, and $3 million of accretion of contingent acquisition consideration.

Net income for the second quarter of 2016 was $50 million, a 42% increase compared to the prior year quarter. Adjusted EBITDA was $88 million, a 36% increase compared to the prior year quarter. The increase in net income and Adjusted EBITDA is due to increased gathering and compression volumes and fresh water delivery volumes.  Cash interest expense and cash reserved for payment of income tax withholding upon vesting of Antero Midstream equity-based compensation awards were $4 million and $1 million, respectively. Maintenance capital expenditures during the quarter totaled $6 million and distributable cash flow was $78 million, resulting in a DCF coverage ratio of 1.7x.

	Three months ended
Reconciliation of Net Income to Adjusted EBITDA and DCF (Dollars in	June 30,
thousands):	2015	2016
Net income	$35,124	$49,912
Add:
Interest expense	1,636	3,879
Depreciation expense	21,253	24,140
Accretion of contingent acquisition consideration	—	3,461
Equity-based compensation	6,597	6,793
Less:
Equity in earnings of unconsolidated affiliate	—	484
Adjusted EBITDA	$64,610	$87,701

Less:
Pre-water acquisition net income attributed to parent	15,674	—
Pre-water acquisition depreciation expense attributed to parent	6,162	—
Pre-water acquisition equity-based compensation expense attributed to parent	1,209	—
Pre-water acquisition interest expense attributed to parent	793	—
Adjusted EBITDA attributable to the Partnership	$40,772	$87,701
Less:
Cash interest paid, net - attributable to the Partnership	598	4,264
Cash reserved for payment of income tax withholding upon vesting of Antero Midstream equity-based compensation awards(1)	—	1,000
Maintenance capital expenditures	3,379	5,710
Add:
Cash distribution to be received from unconsolidated affiliate(2)	—	778
Distributable cash flow	$36,795	$77,505

Total distributions declared	$28,858	$46,775

DCF coverage ratio	1.28x	1.66x

(1)         Estimate of current period portion of expected cash payment for income tax withholding attributable to vesting of Antero Midstream LTIP equity-based compensation awards to be paid in the fourth quarter of 2016.

(2)         Based on management estimate from exercise date of May 26, 2016 through June 30, 2016.

Balance Sheet and Liquidity

As of June 30, 2016, Antero Midstream had $9 million of cash on its balance sheet and $760 million drawn on its $1.5 billion bank credit facility, resulting in $749 million in available liquidity.

Capital Spending

Capital expenditures, excluding acquisitions, were $90 million in the second quarter of 2016 as compared to $86 million in the second quarter of 2015.  Capital invested in gathering and compression assets was $48 million and capital invested in water handling and treatment assets was $42 million, including $33 million invested in the Antero Clearwater Facility.  Additionally, Antero Midstream’s capital investment for acquiring a 15% interest in the Stonewall Gathering Pipeline was $45 million during the quarter.

Conference Call

Antero Midstream will hold a call on Wednesday, August 3, 2016 at 10:00 am MT to discuss the results.  A brief Q&A session for security analysts will immediately follow the discussion of the results.  To participate in the call, dial in at 888-347-8204 (U.S.), 855-669-9657 (Canada), or 412-902-4229 (International) and reference “Antero Midstream”.  A telephone replay of the call will be available until Friday, August 12, 2016 at 10:00 am MT at 877-870-5176 (U.S.) or 858-384-5517 (International) using the passcode 10086426.

To access the live webcast and view the related earnings conference call presentation, visit Antero Midstream’s website at www.anteromidstream.com.  The webcast will be archived for replay on the Partnership’s website until Friday, August 12, 2016 at 10:00 am MT.

Presentation

An updated presentation will be posted to the Partnership’s website before the August 3, 2016 conference call. The presentation can be found at www.anteromidstream.com on the homepage.  Information on the Partnership’s website does not constitute a portion of this press release.

Non-GAAP Financial Measures

Antero Midstream views Adjusted EBITDA as an important indicator of the Partnership’s performance.  Antero Midstream defines Adjusted EBITDA as net income before equity-based compensation expense, interest expense, depreciation expense, accretion of contingent acquisition consideration, excluding pre-acquisition income and expenses attributable to the parent and equity in earnings of unconsolidated affiliate.

Antero Midstream uses Adjusted EBITDA to assess:

•                  the financial performance of the Partnership’s assets, without regard to financing methods in the case of Adjusted EBITDA, capital structure or historical cost basis;

•                  its operating performance and return on capital as compared to other publicly traded partnerships in the midstream energy sector, without regard to financing or capital structure; and

•                  the viability of acquisitions and other capital expenditure projects.

The Partnership defines Distributable Cash Flow as Adjusted EBITDA less cash interest paid, income tax withholding payments and cash reserved for payments upon vesting of equity-based compensation awards and ongoing maintenance capital expenditures paid, excluding pre-acquisition amounts attributable to the parent plus cash distribution to be received from unconsolidated affiliate.  Antero Midstream uses Distributable Cash Flow as a performance metric to compare the cash generating performance of the Partnership from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to unitholders.  Distributable Cash Flow does not reflect changes in working capital balances.

Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. The GAAP measure most directly comparable to Adjusted EBITDA and Distributable Cash Flow is net income. The non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow should not be considered as alternatives to the GAAP measure of net income. Adjusted EBITDA and Distributable Cash Flow are not presentations made in accordance with GAAP and have important limitations as an analytical tool because they include some, but not all, items that affect net income and Adjusted EBITDA. You should not consider Adjusted EBITDA and Distributable Cash Flow in isolation or as a substitute for analyses of results as reported under GAAP. Antero Midstream’s definition of Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of other partnerships.

Antero Midstream Partners LP is a limited partnership that owns, operates and develops midstream gathering and compression assets located in West Virginia, Ohio and Pennsylvania, as well as integrated water assets that primarily service Antero Resources’ properties located in West Virginia and Ohio.

This release includes “forward-looking statements” within the meaning of federal securities laws.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Partnership’s control.  All statements, other than historical facts included in this release, are forward-looking statements.  All forward-looking statements speak only as of the date of this release.  Although the Partnership believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Nothing in this release is intended to constitute guidance with respect to Antero Resources.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Partnership’s control, incident to the gathering and compression and water handling and treatment business. These risks include, but are not limited to, Antero Resources’ expected future growth, Antero Resources’ ability to meet its drilling and development plan, commodity price volatility, ability to execute the Partnership’s business strategy, competition and government regulations, actions taken by third-party producers, operators, processors and transporters, inflation, environmental risks, drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under “Risk Factors” in Antero Midstream’s Annual Report on Form 10-K for the quarter ended December 31, 2015.

For more information, contact Michael Kennedy — CFO of Antero Midstream at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO MIDSTREAM PARTNERS LP

Condensed Combined Consolidated Balance Sheets

December 31, 2015 and June 30, 2016

(Unaudited)

(In thousands)

	December 31,	June 30,
	2015	2016
Assets
Current assets:
Cash and cash equivalents	$6,883	$8,684
Accounts receivable—Antero	65,712	54,794
Accounts receivable—third party	2,707	1,259
Prepaid expenses	—	106
Total current assets	75,302	64,843
Property and equipment:
Gathering and compressions systems	1,485,835	1,579,568
Water handling and treatment systems	565,616	655,251
	2,051,451	2,234,819
Less accumulated depreciation	(157,625)	(205,588)
Property and equipment, net	1,893,826	2,029,231
Investment in unconsolidated affiliate	—	45,528
Other assets, net	10,904	13,268
Total assets	$1,980,032	$2,152,870
Liabilities and partners’ capital
Current liabilities:
Accounts payable	$10,941	$19,206
Accounts payable—Antero	2,138	2,142
Accrued capital expenditures	50,022	54,043
Accrued ad valorem taxes	7,195	9,737
Accrued liabilities	28,168	16,789
Other current liabilities	150	158
Total current liabilities	98,614	102,075
Long-term liabilities:
Long-term debt	620,000	760,000
Contingent acquisition consideration	178,049	184,906
Other	624	543
Total liabilities	897,287	1,047,524

Partners’ capital:
Common unitholders - public (59,286 units and 67,302 units issued and outstanding at December 31, 2015 and June 30, 2016, respectively)	1,351,317	1,364,766
Common unitholder - Antero (40,929 units and 32,929 units issued and outstanding at December 31, 2015 and June 30, 2016, respectively)	30,186	29,799
Subordinated unitholder - Antero (75,941 units issued and outstanding at December 31, 2015 and June 30, 2016)	(299,727)	(291,950)
General partner	969	2,731
Total partners’ capital	1,082,745	1,105,346
Total liabilities and partners’ capital	$1,980,032	$2,152,870

ANTERO MIDSTREAM PARTNERS LP

Condensed Combined Consolidated Statements of Operations and Comprehensive Income

Three Months Ended June 30, 2015, and 2016

(Unaudited)

(In thousands, except per unit amounts)

	Three months ended June 30,
	2015	2016
Revenue:
Gathering and compression—Antero	$56,593	$71,715
Water handling and treatment—Antero	31,500	64,893
Gathering and compression—third party	—	202
Total revenue	88,093	136,810
Operating expenses:
Direct operating	17,921	42,597
General and administrative (including $6,597 and $6,793 of equity-based compensation in 2015 and 2016, respectively)	12,159	13,305
Depreciation	21,253	24,140
Accretion of contingent acquisition consideration	—	3,461
Total operating expenses	51,333	83,503
Operating income	36,760	53,307
Interest expense, net	(1,636)	(3,879)
Equity in earnings of unconsolidated affiliate	—	484
Net income and comprehensive income	35,124	49,912
Pre-water acquisition net income attributed to parent	(15,674)	—
General partner interest in net income attributable to incentive distribution rights	—	(2,731)
Limited partners’ interest in net income	$19,450	$47,181
Net income per limited partner unit:
Basic:
Common units	$0.13	$0.27
Subordinated units	$0.13	$0.27
Diluted:
Common units	$0.13	$0.27
Subordinated units	$0.13	$0.27
Weighted average number of limited partner units outstanding:
Basic:
Common units	75,941	100,231
Subordinated units	75,941	75,941
Diluted:
Common units	75,958	100,285
Subordinated units	75,941	75,941

ANTERO MIDSTREAM PARTNERS LP

Condensed Combined Consolidated Statements of Operations and Comprehensive Income

Six Months Ended June 30, 2015, and 2016

(Unaudited)

(In thousands, except per unit amounts)

	Six months ended June 30,
	2015	2016
Revenue:
Gathering and compression—Antero	$108,836	$141,066
Water handling and treatment—Antero	64,941	131,339
Gathering and compression—third party	—	477
Water handling and treatment—third party	151	—
Total revenue	173,928	272,882
Operating expenses:
Direct operating	37,222	91,738
General and administrative (including $12,376 and $12,766 of equity-based compensation in 2015 and 2016, respectively)	24,078	26,397
Depreciation	41,955	47,963
Accretion of contingent acquisition consideration	—	6,857
Total operating expenses	103,255	172,955
Operating income	70,673	99,927
Interest expense, net	(3,222)	(7,582)
Equity in earnings of unconsolidated affiliate	—	484
Net income and comprehensive income	67,451	92,829
Pre-Water Acquisition net income attributed to parent	(32,353)	—
General partner interest in net income attributable to incentive distribution rights	—	(4,581)
Limited partners’ interest in net income	$35,098	$88,248
Net income per limited partner unit:
Basic:
Common units	$0.23	$0.50
Subordinated units	$0.23	$0.50
Diluted:
Common units	$0.23	$0.50
Subordinated units	$0.23	$0.50
Weighted average number of limited partner units outstanding:
Basic:
Common units	75,941	100,226
Subordinated units	75,941	75,941
Diluted:
Common units	75,956	100,262
Subordinated units	75,941	75,941

ANTERO MIDSTREAM PARTNERS LP

Combined Consolidated Results of Segment Operations

Three Months Ended June 30, 2015, and 2016

(Unaudited)

(In thousands)

		Water
	Gathering and	Handling and	Consolidated
	Compression	Treatment	Total
Three months ended June 30, 2015
Revenues:
Revenue - Antero	$56,593	$31,500	$88,093

Operating expenses:
Direct operating	11,292	6,629	17,921
General and administrative (before equity-based compensation)	4,529	1,033	5,562
Equity-based compensation	5,388	1,209	6,597
Depreciation	15,091	6,162	21,253
Total expenses	36,300	15,033	51,333

Operating income	$20,293	$16,467	$36,760

Total assets	$1,392,898	$416,909	$1,809,807
Additions to property and equipment	$74,061	$11,950	$86,011

Three months ended June 30, 2016
Revenues:
Revenue - Antero	$71,715	$64,893	$136,608
Revenue - third-party	202	—	202
Total revenues	71,917	64,893	136,810

Operating expenses:
Direct operating	7,447	35,150	42,597
General and administrative (before equity-based compensation)	4,837	1,675	6,512
Equity-based compensation	5,301	1,492	6,793
Depreciation	16,964	7,176	24,140
Contingent acquisition consideration accretion	—	3,461	3,461
Total expenses	34,549	48,954	83,503

Operating income	$37,368	$15,939	$53,307

Total assets	$1,583,246	$569,624	$2,152,870
Additions to property and equipment	$48,283	$41,589	$89,872

ANTERO MIDSTREAM PARTNERS LP

Combined Consolidated Results of Segment Operations

Six Months Ended June 30, 2015, and 2016

(Unaudited)

(In thousands)

		Water
	Gathering and	Handling and	Consolidated
	Compression	Treatment	Total
Six months ended June 30, 2015
Revenues:
Revenue - Antero	$108,836	$64,941	$173,777
Revenue - third-party	—	151	151
Total revenues	108,836	65,092	173,928

Operating expenses:
Direct operating	22,981	14,241	37,222
General and administrative (before equity-based compensation)	9,407	2,295	11,702
Equity-based compensation	10,011	2,365	12,376
Depreciation	29,673	12,282	41,955
Total expenses	72,072	31,183	103,255

Operating income	$36,764	$33,909	$70,673

Total assets	$1,392,898	$416,909	$1,809,807
Additions to property and equipment	$159,798	$33,265	$193,063

Six months ended June 30, 2016
Revenues:
Revenue - Antero	$141,066	$131,339	$272,405
Revenue - third-party	477	—	477
Total revenues	141,543	131,339	272,882

Operating expenses:
Direct operating	15,066	76,672	91,738
General and administrative (before equity-based compensation)	9,785	3,846	13,631
Equity-based compensation	9,688	3,078	12,766
Depreciation	33,826	14,137	47,963
Accretion of contingent acquisition consideration	—	6,857	6,857
Total expenses	68,365	104,590	172,955

Operating income	$73,178	$26,749	$99,927

Total assets	$1,583,246	$569,624	$2,152,870
Additions to property and equipment	$96,969	$78,625	$175,594

ANTERO MIDSTREAM PARTNERS LP

Condensed Combined Consolidated Statements of Cash Flows

Six Months Ended June 30, 2015, and 2016

(Unaudited)

(In thousands)

	Six months ended June 30,
	2015	2016
Cash flows provided by operating activities:
Net income	$67,451	$92,829
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	41,955	47,963
Accretion of contingent acquisition consideration	—	6,857
Equity-based compensation	12,376	12,766
Equity in earnings of unconsolidated affiliate	—	(484)
Amortization of deferred financing costs	489	726
Changes in assets and liabilities:
Accounts receivable—Antero	6,375	10,918
Accounts receivable—third party	5,574	1,448
Prepaid expenses	309	(106)
Accounts payable	1,103	4,515
Accounts payable—Antero	50	4
Accrued ad valorem tax	9,517	2,542
Accrued liabilities	(107)	(11,379)
Net cash provided by operating activities	145,092	168,599
Cash flows used in investing activities:
Additions to gathering and compression systems	(159,798)	(96,969)
Additions to water handling and treatment systems	(33,265)	(78,625)
Investment in unconsolidated affiliate	—	(45,044)
Change in other assets	(126)	(3,090)
Net cash used in investing activities	(193,189)	(223,728)
Cash flows provided by (used in) financing activities:
Deemed distribution to Antero, net	(65,385)	—
Distributions to unitholders	(41,660)	(82,977)
Borrowings on bank credit facilities, net	38,000	140,000
Payments of deferred financing costs	(19)	—
Other	(164)	(93)
Net cash provided by (used in) financing activities	(69,228)	56,930
Net increase (decrease) in cash and cash equivalents	(117,325)	1,801
Cash and cash equivalents, beginning of period	230,192	6,883
Cash and cash equivalents, end of period	$112,867	$8,684
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$2,784	$7,708
Supplemental disclosure of noncash investing activities:
Increase (decrease) in accrued capital expenditures and accounts payable for property and equipment	$(27,984)	$7,770